Shelton Funds 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Shelton Funds and to the use of our report dated October 30, 2020 on the financial statements and financial highlights of Green California Tax-Free Income Fund, U.S. Government Securities Fund, The United States Treasury Trust, S&P 500 Index Fund, S&P MidCap Index Fund, S&P SmallCap Index Fund, Shelton Core Value Fund, Nasdaq-100 Index Fund, and Shelton Green Alpha Fund, each a series of shares of beneficial interest of the Shelton Funds. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders which are incorporated by reference in the Registration Statement and Prospectus.

/s/ Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

December 29, 2021